SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (the "Agreement"), dated as of December 19, 2006, by and between Jinpan International Limited, a British Virgin Islands corporation, with its principal offices at c/o Hainan Jinpan Electric Company, 4-1 No. 100 Nanhai Avenue, Jinpan Development Area, Haikou, Hainan 570216 P.R.C. (the "Company"), and CD Investment Partners, Ltd. (the "Buyer").

WHEREAS:

A. The Company and the Buyer are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), and Rule 506 of Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the 1933 Act.

B. The Buyer wishes to purchase and the Company wishes to sell, upon the terms and conditions stated in this Agreement 52,632 common shares ("Common Shares"), par value $0.018 per share of the Company, (the "Common Stock").

C. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement, substantially in the form attached hereto as Exhibit A (the "Registration Rights Agreement") pursuant to which the Company has agreed to provide certain registration rights with respect to the Common Shares under the 1933 Act and the rules and regulations promulgated thereunder and applicable state securities laws.

NOW, THEREFORE, the Company and the Buyer hereby agree as follows:

1.    PURCHASE AND SALE OF COMMON SHARES

(a)    Purchase of Common Shares.

Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, the Company shall issue and sell to the Buyer, and the Buyer shall purchase from the Company on the Closing Date (as defined below), the Common Shares (the "Closing").

(i)    Closing. The date and time of the Closing (the "Closing Date") shall be 10:00 a.m., New York City time, on the date hereof (or such later date as is mutually agreed to by the Company and the Buyer) after notification of satisfaction (or waiver) of the conditions to the Closing set forth in Sections 6 and 7 below at the offices of Troutman Sanders LLP, 405 Lexington Avenue, New York, New York 10174 or such other location as is mutually agreed by the Company and the Buyer.

(ii)   Purchase Price. The aggregate purchase price for the Common Shares to be purchased by the Buyer at the Closing (the "Purchase Price") shall be $1,000,008.

(b)    Form of Payment. On the Closing Date, (i) immediately after the Buyer is delivered the Common Shares contemplated in clause (ii) below, the Buyer shall pay the Purchase Price to the Company by wire transfer of immediately available funds in accordance with the Company's written wire instructions and (ii) the Company shall deliver to the Buyer certificates representing the Common Shares (allocated in the amounts as the Buyer shall request) which the Buyer is purchasing hereunder, duly executed on behalf of the Company and registered in the name of the Buyer or its designee.

2.    BUYER'S REPRESENTATIONS AND WARRANTIES.

The Buyer hereby represents and warrants to the Company:

(a)    No Public Sale or Distribution. The Buyer is acquiring the Common Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, the Buyer does not agree to hold any of the Common Shares for any minimum or other specific term and reserves the right to dispose of the Common Shares at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act and pursuant to the applicable terms of the Transaction Documents (as defined in Section 3(b)). The Buyer is acquiring the Common Shares hereunder in the ordinary course of its business. The Buyer does not presently have any agreement or understanding, directly or indirectly, with any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Entity (each a, "Person") to distribute any of the Common Shares. The Buyer is not a broker-dealer registered with the SEC under the Securities Exchange Act of 1934, as amended ( the "1934 Act") or an entity engaged in a business that would require it to be so registered as a broker-dealer.

(b)    Accredited Investor Status. At the time the Buyer was offered the Common Shares, it was, and at the date hereof it is an "accredited investor" as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(5), (a)(6), (a)(7) or (a)(8) under the 1933 Act.

(c)    Reliance on Exemptions. The Buyer understands that the Common Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Common Shares.

(d)    Information. The Buyer and its advisors have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Common Shares that have been requested by the Buyer. The Buyer and its advisors have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by the Buyer or its advisors, if any, or its representatives shall modify, amend or affect the Buyer's right to rely on the Company's representations and warranties contained herein. The Buyer understands that its investment in the Common Shares involves a high degree of risk and is able to afford a complete loss of such investment. The Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Common Shares. The Buyer has not relied on any information or advice furnished by or on behalf of the Agent (as defined below) or by counsel to the Company in connection with the transactions contemplated hereby.

(e)   No Governmental Review. The Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Common Shares or the fairness or suitability of the investment in the Common Shares nor have such authorities passed upon or endorsed the merits of the offering of the Common Shares.

(f)    Transfer or Resale. The Buyer understands that except as provided in the Registration Rights Agreement: (i) the Common Shares have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) the Buyer shall have delivered to the Company an opinion of counsel, in form, scope and substance reasonably acceptable to the Company and its counsel, to the effect that such Common Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) the Buyer provides the Company with reasonable assurance that such Common Shares can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act, as amended, (or a successor rule thereto) (collectively, "Rule 144"); (ii) any sale of the Common Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Common Shares under circumstances in which the seller (or the Person (as defined in Section 3(q)) through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Common Shares under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. The Common Shares may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Common Shares and such pledge of Common Shares shall not be deemed to be a transfer, sale or assignment of the Common Shares hereunder, and to effect a pledge of Common Shares the Buyer shall not be required to provide the Company with any thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document (as defined in Section 3(b)), including, without limitation, this Section 2(f).

(g)    Legends. The Buyer understands that the certificates or other instruments representing the Common Shares until such time as the resale of the Common Shares have been registered under the 1933 Act as contemplated by the Registration Rights Agreement, the stock certificates representing the Common Shares, except as set forth below, shall bear any legend as required by the "blue sky" laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

THE COMMON SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE COMMON SHARES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE COMMON SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY AND ITS COUNSEL, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE COMMON SHARES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE COMMON SHARES.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Common Shares upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at DTC (as in Section 5(a)), unless otherwise required by state securities laws, (i) following any sale, assignment or transfer of such Common Shares that are registered for resale under the 1933 Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of a law firm reasonably acceptable to the Company, in form, scope and substance reasonably acceptable to the Company, to the effect that such sale, assignment or transfer of the Common Shares may be made without registration under the applicable requirements of the 1933 Act, (iii) following any sale, assignment or other transfer of the Common Shares pursuant to Rule 144 or if the Common Shares are eligible for sale assignment or other transfer under Rule 144(k).

(h)    Validity; Enforcement. The Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and has all requisite power and authority to enter into this Agreement and the Registration Rights Agreement and consummate the transactions contemplated hereby and thereby. This Agreement and the Registration Rights Agreement have been duly and validly authorized, executed and delivered on behalf of the Buyer and shall constitute the legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (ii) equitable principles relating to the availability of specific performance, injunctive relief and other equitable remedies.

(i)    No Conflicts. The execution, delivery and performance by the Buyer of this Agreement and the Registration Rights Agreement and the consummation by the Buyer of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of the Buyer or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Buyer is a party, or (iii) to the knowledge of the Buyer, result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Buyer, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Buyer to perform its obligations hereunder.

(j)    Residency. The Buyer is a company formed under the laws of the Cayman Islands.

(k)   General Solicitation. The Buyer is not purchasing the Common Shares as a result of any advertisement, article, notice or other communication regarding the Common Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any general advertisement.

(l)    Experience of the Buyer. The Buyer has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Common Shares, and has so evaluated the merits and risks of such investment. The Buyer is able to bear the economic risk of an investment in the Common Shares and, at the present time, is able to afford a complete loss of such investment.

(m)   Brokers and Finders. Except for fee to be paid to the Agent (as defined below), no Person will have, as a result of the transactions contemplated by the Transaction Documents (as defined below), any valid right, interest or claim against or upon the Company or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding with a placement agent entered into by or on behalf of the Buyer.

(n)    Prohibited Transactions. Since the time when the Buyer was first contacted by the Company or the Agent regarding the transactions contemplated hereby, neither the Buyer nor any affiliate of the Buyer nor any Person acting on behalf of or pursuant to any understanding with the Buyer (collectively, "Trading Affiliates") has, directly or indirectly, effected or agreed to effect any short sale, whether or not against the box, established any "put equivalent position" (as defined in Rule 16a-1(h) under the 1934 Act) with respect to the Common Stock, granted any other right (including without limitation, any put or call option) with respect to the Common Stock or with respect to any security that includes, relates to or derived any significant part of its value from the Common Stock or otherwise sought to hedge its position in the Common Shares (each, a "Prohibited Transaction"), and neither the Buyer nor its Trading Affiliates will enter into a Prohibited Transaction after the date hereof until the transactions contemplated hereby are announced pursuant to the 6-K Filing set forth in Section 4(i) hereof.

(o)    Acknowledgement. The Buyer acknowledges and agrees that the foregoing representations, warranties, covenants and acknowledgments are made by it with the intention that they may be relied upon by the Company and its agents and legal counsel in determining its eligibility or (if applicable) the eligibility of others on whose behalf it is contracting hereunder to purchase the Common Shares under the applicable securities legislation. The Buyer further agrees that by accepting delivery of the Common Shares at the Closing Date, it shall be representing and warranting that the foregoing representations and warranties are true and correct as at the Closing Date with the same force and effect as if they had been made by the Buyer at the Closing Date and that they shall survive the purchase by the Buyer of the Common Shares and still continue in full force and effect notwithstanding any subsequent disposition by the Buyer of the Common Shares. The Company and its counsel shall be entitled to rely on the representations and warranties of the Buyer contained in this paragraph.

3.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to each of the Buyer that, except as set forth in its SEC Documents (as defined below):

(a)    Organization and Qualification. Each of the Company and its "Subsidiaries" (which for purposes of this Agreement means any entity in which the Company, directly or indirectly, owns a majority in voting power of the capital stock or equity or similar interests) are entities duly organized and validly existing in good standing under the laws of the jurisdiction in which they are formed, and have the corporate power and authorization to own their properties and to carry on their business in all material respects as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect. As used in this Agreement, "Material Adverse Effect" means any material adverse effect on the business, properties, assets, operations, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or on the transactions contemplated hereby and the other Transaction Documents or on the authority or ability of the Company to perform its obligations under the Transaction Documents. The Company has no Subsidiaries except as set forth on Schedule 3(a).

(b)    Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Registration Rights Agreement and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the "Transaction Documents") and to issue the Common Shares in accordance with the terms hereof and thereof. The execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Common Shares have been duly authorized by the Company's Board of Directors and no further filing, consent or authorization is required by the Company, its Board of Directors or its stockholders. This Agreement and the other Transaction Documents have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (ii) equitable principles relating to the availability of specific performance, injunctive relief and other equitable remedies.

(c)    Issuance of Common Shares. The Common Shares are duly authorized and, when issued and paid for in accordance with the terms hereof, shall be validly issued and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof and the Common Shares shall be fully paid and nonassessable with the holders being entitled to all rights accorded to a holder of Common Stock. Assuming the accuracy of each of the representations and warranties set forth in Section 2 of this Agreement, the offer and issuance by the Company of the Common Shares is exempt from registration under the 1933 Act.

(d)    No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Common Shares) will not (i) result in a violation of the Company’s Memorandum and Articles of Association (as defined in Section 3(p)) or any Subsidiary’s certificate of incorporation, bylaws or other organizational or charter documents or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries are a party, or (iii) to the knowledge of the Company result in a violation of any law, rule, regulation, order, judgment or decree (including foreign, federal and state securities laws and regulations and the rules and regulations of the American Stock Exchange (the "Principal Market") applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except for any such violation set forth in clauses (ii) or (iii) above as could not reasonably be expected (whether individually or in the aggregate) to result in Material Adverse Effect.

(e)    Consents. Except for the registration of the Common Shares under the 1933 Act pursuant to the Registration Rights Agreement, the filing of a 6-K with the SEC describing the terms of the transactions contemplated by the Transaction Documents, the filing of Form D, any filings required to be made under state or "blue sky" securities laws, and any required filings or notifications regarding the issuance or listing of additional securities with the Principal Market, neither the Company nor any Subsidiary, is required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case in accordance with the terms hereof or thereof other than such as have been made or obtained on or prior to the Closing Date and the Company and its Subsidiaries have no knowledge of any facts or circumstances that might prevent the Company from obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence. The Company is not in violation of the listing requirements of the Principal Market and has no knowledge of any facts that would reasonably lead to delisting or suspension of the Common Stock in the foreseeable future. As used herein, "knowledge" of the Company and/or its Subsidiaries means the actual knowledge as of the time a representation is made by any officer (as defined in Rule 16a-1 under the 1934 Act) of the Company after due inquiry.

(f)    Acknowledgment Regarding Buyer's Purchase of Common Shares. The Company acknowledges and agrees that the Buyer is acting solely in the capacity of an arm's length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby and that the Buyer is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by the Buyer or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Buyer's purchase of the Common Shares. The Company further represents to the Buyer that the Company's decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

(g)    No General Solicitation; Placement Agent's Fees. Neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Common Shares. The Company shall be responsible for the payment of any placement agent's fees, financial advisory fees, or brokers' commissions (other than for persons engaged by the Buyer or its investment advisor) relating to or arising out of the transactions contemplated hereby. The Company acknowledges that it has engaged Jefferies & Company, Inc. as placement agent (the "Agent") in connection with the sale of the Common Shares. Other than the Agent, the Company has not engaged any placement agent, financial advisor, broker or other person engaged by Buyer or its investment advisor in connection with the sale of the Common Shares.

(h)    No Integrated Offering. Assuming the accuracy of the Buyer's representations and warranties set forth in Section 2 hereof, none of the Company, any of their affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Common Shares under the 1933 Act, whether through integration with prior offerings or otherwise, or cause this offering of the Common Shares to require approval of stockholders of the Company for purposes of any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated. None of the Company, their affiliates and any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of the issuance of any of the Common Shares under the 1933 Act or cause the offering of the Common Shares to be integrated with other offerings for purposes of any such applicable stockholder approval provisions.

(i)    Application of Takeover Protections; Rights Agreement. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Memorandum and Articles of Association (as defined in Section 3(p)) or the laws of the British Virgin Islands which is or could become applicable to the Buyer as a result of the transactions contemplated by this Agreement, including, without limitation, the Company's issuance of the Common Shares and the Buyer's ownership of the Common Shares. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

(j)    SEC Documents; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date of the Closing and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents"). The Company has made available to the Buyer or its representatives true, correct and complete copies of the SEC Documents not available on the SEC’s EDGAR system, if any. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective filing dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(k)    Absence of Certain Changes. Since January 1, 2006, there has been no material adverse change and no material adverse development in the business, properties, operations, condition (financial or otherwise), or results of operations or prospects of the Company. Except as disclosed in Schedule 3(k), since January 1, 2006, the Company has not declared or paid any dividends. The Company has not taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so. The Company is not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent. For purposes of this Section 3(k), "Insolvent" means, with respect to any Person (i) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (ii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iii) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is currently proposed to be conducted.

(l)    Conduct of Business; Regulatory Permits. Neither the Company nor any of its Subsidiaries is in violation of any term of or in default under its Memorandum and Articles of Association, certificate or articles of incorporation or bylaws. Neither the Company nor any of its Subsidiaries is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries, except for violations which would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, the Company is not in violation of any of the rules, regulations or requirements of the Principal Market and has no knowledge of any facts or circumstances which would reasonably lead to delisting or suspension of the Common Stock by the Principal Market in the foreseeable future. Since February 27, 1998, the Common Stock has been included for listing on the Principal Market. During the two years prior to the date hereof, (i) trading in the Common Stock has not been suspended by the SEC or the Principal Market and (ii) except as disclosed in Schedule 3(l), the Company has received no communication, written or oral, from the SEC or the Principal Market regarding the suspension or delisting of the Common Stock from the Principal Market. The Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

(m)    Foreign Corrupt Practices. Neither the Company, nor any of its Subsidiaries, nor any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation in any material resepct of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(n)    Sarbanes-Oxley Act. The Company is in material compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

(o)    Transactions With Affiliates. None of the officers, or directors, and to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for ordinary course services as employees, consultants, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner. The Company will use a portion of the proceeds from the sale of the Common Shares to purchase an interest in Hainan Jinpan Electric Company Limited as described in Schedule 3(o).

(p)    Equity Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (x) 20,000,000 shares of Common Stock, of which as of the date hereof, 6,821,246 shares are issued and outstanding, 795,000 shares are reserved for issuance pursuant to the Company's stock incentive plan and other options and warrants outstanding and no shares are reserved for issuance pursuant to securities exercisable or exchangeable for, or convertible into, shares of Common Stock, and (y) 1,000,000 shares of preferred stock, of which as of the date hereof, 6,111 shares are issued and outstanding. All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable. Except as set forth above in this Section 3(p) and below in Section 3(q): (i) none of the Company's capital stock is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional capital stock of the Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company; (iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of the Company or by which the Company is or may become bound; (iv) there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with the Company; (v) there are no agreements or arrangements under which the Company is obligated to register the sale of any of its securities under the 1933 Act (except pursuant to the Registration Rights Agreement); (vi) there are no outstanding securities or instruments of the Company which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company; (vii) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Common Shares; (viii) the Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement; and (ix) the Company has no liabilities or obligations required to be disclosed in the SEC Documents but not so disclosed in the SEC Documents, other than those incurred in the ordinary course of the Company's business and which, individually or in the aggregate, do not or would not have a Material Adverse Effect. The Company made available to the Buyer true, correct and complete copies of the Company's Memorandum and Articles of Association, as amended and as in effect on the date hereof (the "Memorandum and Articles of Association"), and the terms of all securities convertible into, or exercisable or exchangeable for, shares of Common Stock and the material rights of the holders thereof in respect thereto.

(q)    Indebtedness and Other Contracts. Except as disclosed in Schedule 3(q), the Company (i) does not have any outstanding Indebtedness (as defined below), (ii) is not a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument could reasonably be expected to result in a Material Adverse Effect, (iii) is not in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect, or (iv) is not a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Company's officers, has or is expected to have a Material Adverse Effect. For purposes of this Agreement: (x) "Indebtedness" of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) "capital leases" in accordance with generally accepted accounting principles (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; (y) "Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; and (z) "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(r)    Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by the Principal Market, any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, the Common Stock or any of the Company's or its Subsidiaries’ officers or directors, whether of a civil or criminal nature or otherwise that if adversely determined would reasonably be expected to have a Material Adverse Effect.

(s)    Insurance. The Company and each of its Subsidiaries is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Neither the Company nor any Subsidiary has been refused any insurance coverage sought or applied for and the Company does not have any reason to believe that it nor any of its Subsidiaries will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue their respective business at a cost that would not have a Material Adverse Effect.

(t)    Employee Relations.

(i)    Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or employs any member of a union. No executive officer of the Company has notified the Company that such officer intends to leave the Company or otherwise terminate such officer's employment with the Company. No executive officer of the Company or any of its Subsidiaries, to the knowledge of the Company, is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.

(ii)   The Company and its Subsidiaries, to its knowledge, are in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(u)    Title. The Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries. Any real property and facilities held under lease by the Company and any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

(v)    Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all trademarks, service marks and all applications and registrations therefor, trade names, patents, patent rights, copyrights, original works of authorship, inventions, trade secrets and other intellectual property rights ("Intellectual Property Rights") necessary to conduct its business as conducted on the date of this Agreement, except for such Intellectual Property Rights, the inability to use would not have a Material Adverse Effect. The Company does not have any knowledge of any infringement by the Company or its Subsidiaries of the Intellectual Property Rights or other Property Rights of others which could reasonably be expected to result in a Material Adverse Effect. There is no claim, action or proceeding being made or brought, or to the knowledge of the Company, being threatened, against the Company or its Subsidiaries regarding (i) its Intellectual Property Rights, or (ii) that the products or services of the Company infringe the Intellectual Property Rights of others. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its Intellectual Property Rights.

(w)    Environmental Laws. The Company and its Subsidiaries (i) are in compliance with any and all Environmental Laws (as hereinafter defined), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

(x)    Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries (i) have made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) have paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company have no knowledge of any basis for any such claim.

(y)    Internal Accounting and Disclosure Controls. Except as set forth in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2005, with respect to material weaknesses in the Company’s internal control over financial reporting, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the 1934 Act) that are effective in ensuring that are designed to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC including, without limitation, controls and procedures designed in to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is accumulated and communicated to the Company's management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.

(z)    Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its 1934 Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

(aa)    Investment Company Status. The Company is not, and upon consummation of the sale of the Common Shares will not be, an "investment company," a company controlled by an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

(bb)    Form F-3 Eligibility. The Company is eligible to register the Common Shares for resale by the Buyer using Form F-3 promulgated under the 1933 Act.

(cc)    Manipulation of Price. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Common Shares, (ii) other than the Agent, sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Common Shares, or (iii) other than the Agent, paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company.

(dd)    Disclosure. The Company confirms that neither it nor any other Person acting on its behalf has provided the Buyer or its agents or counsel with any information that constitutes or could reasonably be expected to constitute material, nonpublic information other than the terms of, and the existence of, the transactions contemplated hereby. The Company understands and confirms that each of the Buyer will rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided to the Buyer regarding the Company, its business and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on behalf of the Company is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists with respect to the Company or its business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

(ee)    Choice of Law. The choice of the laws of the State of New York as the governing law of this Agreement and the other Transaction Documents is a valid choice of law under the laws of British Virgin Islands and any political subdivision thereof and courts of British Virgin Islands should honor this choice of law.

(ff)    Validity under the Laws of the British Virgin Islands. Each of this Agreement and the other Transaction Documents are in proper legal form under the laws of the British Virgin Islands and any political subdivision thereof or authority or agency therein for the enforcement thereof against the Company therein and it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement or any of the other Transaction Documents in the British Virgin Islands or any political subdivision thereof or agency therein that any of them be filed or recorded with any court, authority or agency in, or that any stamp, registration or similar taxes or duties be paid to any court, authority or agency of the British Virgin Islands or any political subdivision thereof.

(gg)    Stamp Duty. Except as has already been paid or authorized for payment, no stamp duty or similar tax or duty is payable under applicable laws or regulations in connection with the creation, issuance or delivery of the Common Shares, the transfer of any of the Common Shares or with respect to the execution and delivery of and performance by the respective parties under this Agreement or any other Transaction Document.

(hh)    Withholding Taxes. Payments made by the Company to holders under the Common Shares and by the Company to the Buyer under this Agreement will not be subject under the current laws of British Virgin Islands or any political subdivision of any such jurisdiction to any withholdings or similar charges for or on account of taxation.

4.    COVENANTS.

(a)    Commercially Reasonable Efforts. Each party shall use its commercially reasonable efforts timely to satisfy each of the covenants and conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

(b)    Form D and Blue Sky. The Company agrees to file a Form D with respect to the Common Shares as required under Regulation D and to provide a copy thereof to the Buyer promptly after such filing. The Company, on or before the Closing Date, shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Common Shares for sale to the Buyer at the Closing pursuant to this Agreement under applicable securities or "Blue Sky" laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Buyer on or prior to the Closing Date. The Company shall make all filings and reports relating to the offer and sale of the Common Shares required under applicable securities or "Blue Sky" laws of the states of the United States following the Closing Date.

(c)    Reporting Status. Until the date on which the Investors (as defined in the Registration Rights Agreement) shall have sold all the Common Shares (the "Reporting Period"), the Company shall file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination.

(d)    Use of Proceeds. The Company will use the proceeds from the sale of the Common Shares (i) for capital expenditures, (ii) to purchase the minority shareholder’s interest in Hainan Jinpan Electric Company Limited as described in Schedule 3(o) and (iii) for general corporate purposes.

(e)    Financial Information. The Company agrees to send the following to each Investor (as defined in the Registration Rights Agreement) during the Reporting Period unless the following are filed with the SEC through its EDGAR system and are available to the public through the EDGAR system, within three (3) Business Days after the filing thereof with the SEC, a copy of its Annual Reports on Form 20-F, any interim reports or any consolidated balance sheets, income statements, stockholders' equity statements and/or cash flow statements for any period other than annual, any reports on Form 6-K and any registration statements (other than on Form S-8) or amendments filed pursuant to the 1933 Act. As used herein, "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(f)    Listing. The Company shall promptly secure the listing of all of the Registrable Securities (as defined in the Registration Rights Agreement), once they have been issued, upon each national securities exchange and automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents. The Company shall maintain the Common Stock's authorization for listing on the Principal Market. The Company shall not take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the Principal Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4(f).

(g)    Fees. The Company shall be responsible for the payment of any placement agent's fees, financial advisory fees, or broker's commissions (other than for Persons engaged by the Buyer) relating to or arising out of the transactions contemplated hereby, including, without limitation, any fees or commissions payable to the Agent. Except as otherwise set forth in the Transaction Documents, each party to this Agreement shall bear its own expenses in connection with the sale of the Common Shares to the Buyer.

(h)    Pledge of Common Shares. The Company acknowledges and agrees that the Common Shares may be pledged by an Investor (as defined in the Registration Rights Agreement) in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Common Shares. The pledge of Common Shares shall not be deemed to be a transfer, sale or assignment of the Common Shares hereunder, and no Investor effecting a pledge of Common Shares shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document, including, without limitation, Section 2(f) of this Agreement; provided that an Investor and its pledgee shall be required to comply with the provisions of Section 2(f) of this Agreement in order to effect a sale, transfer or assignment of Common Shares to such pledgee. The Company hereby agrees to execute and deliver such documentation as a pledgee of the Common Shares may reasonably request in connection with a pledge of the Common Shares to such pledgee by an Investor.

(i)    Disclosure of Transactions and Other Material Information. On or before 8:30 a.m., New York City time, on the second Business Day following the date of this Agreement, the Company shall issue a press release and file a report on Form 6-K describing the terms of the transactions contemplated by the Transaction Documents in the form required by the 1934 Act and attaching the material Transaction Documents (including, without limitation, this Agreement and the form of the Registration Rights Agreement) as exhibits to such filing (including all attachments, the "6-K Filing"). From and after the filing of the 6-K Filing with the SEC, the Buyer shall not be in possession of any material, nonpublic information received from the Company or any of its officers, directors, employees or agents, that is not disclosed in the 6-K Filing. The Company shall not, and shall cause its officers, directors, employees and agents, not to, provide the Buyer with any material, nonpublic information regarding the Company from and after the filing of the 6-K Filing with the SEC without the express written consent of the Buyer. If the Buyer has, or believes it has, received any such material, nonpublic information regarding the Company, it shall provide the Company with written notice thereof. The Company shall, within one (1) trading day of receipt of such notice, make public disclosure of such material, nonpublic information. Neither the Company nor the Buyer shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Buyer, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 6-K Filing and contemporaneously therewith and (ii) as is required by applicable law and regulations (provided that in the case of clause (i) the Buyer shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release). Without the prior written consent of the Buyer, neither the Company nor any affiliates shall disclose the name of the Buyer in any filing, announcement, release or otherwise other than in connection with the Registration Statement, (as defined in the Registration Rights Agreement), as contemplated by the Registration Rights Agreement, unless such disclosure is required by law, regulation or the Principal Market.

(j)    Conduct of Business. The business of the Company and its Subsidiaries shall not be conducted in violation of any law, ordinance or regulation of any governmental entity, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect.

(k)    Restrictions on Sale of Common Stock. During a period of 30 days from the Effective Date (as defined in the Registration Rights Agreement), the Company will not, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any share of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or file any registration statement under the 1933 Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (A) the Common Shares to be sold hereunder, (B) any shares of Common Stock issued by the Company upon the exercise of an option or warrant or the conversion of a security outstanding on the Closing Date hereof, or (C) any shares of Common Stock issued or options to purchase Common Stock granted pursuant to existing employee benefit plans or employee stock purchase plans of the Company.

5.    TRANSFER AGENT INSTRUCTIONS.

(a)    Transfer Agent Instructions. The Company represents and warrants that no instruction and stop transfer instructions to give effect to Section 2(f) hereof, will be given by the Company to its transfer agent with respect to the Common Shares, and that the Common Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the other Transaction Documents. If the Buyer effects a sale, assignment or transfer of the Common Shares in accordance with Section 2(f), the Company shall permit the transfer and shall promptly instruct its transfer agent to issue one or more certificates or credit shares to the applicable balance accounts at The Depositary Trust Company (“DTC”) in such name and in such denominations as specified by the Buyer to effect such sale, transfer or assignment.

(b)    Breach. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Buyer. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5, that the Buyer shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

(c)    Additional Relief. If the Company shall fail for any reason or for no reason to issue to such holder unlegended certificates within three (3) Business Days of (x) receipt of documents necessary for the removal of legend set forth above or (y) the date of its obligation to deliver the shares of Common Stock as contemplated pursuant to clause (ii) below (the "Deadline Date"), then, in addition to all other remedies available to the holder, if on or after the trading day immediately following such three Business Day period, the holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the holder of shares of Common Stock that the holder anticipated receiving from the Company (a "Buy-In"), then the Company shall, within three Business Days after the holder's request and in the holder's discretion, either (i) pay cash to the holder in an amount equal to the holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the "Buy-In Price"), at which point the Company's obligation to deliver such certificate (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the holder a certificate or certificates representing such shares of Common Stock and pay cash to the holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Bid Price on the Deadline Date. "Closing Bid Price" means, for any security as of any date, the last closing price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price then the last bid price of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg Financial Markets (“Bloomberg”), or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the holder. If the Company and the holder are unable to agree upon the fair market value of such security, then the Company shall, within two (2) Business Days submit via facsimile (a) the disputed determination of the fair market value to an independent reputable investment bank selected by the Company and approved by the holder or (b) the disputed arithmetic calculation of the fair market value to the Company’s independent, outside accountant. The Company shall cause, at its expense, the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, will be binding upon all parties absent demonstrable error. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

6.    CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

The obligation of the Company hereunder to issue and sell the Common Shares to the Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing the Buyer with prior written notice thereof:

(i)    The Buyer shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

(ii)   The Buyer shall have delivered to the Company the Purchase Price for the Common Shares being purchased by the Buyer at the Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

(iii)          The representations and warranties of the Buyer shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date), and the Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Buyer at or prior to the Closing Date.

(iv)          No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted or be pending before any court, arbitrator, governmental body, agency or official.

(v)   The sale of the Common Shares by the Company shall not be prohibited by any law or governmental order or regulation.

(vi)          The Company shall have sold securities to third party purchasers, who are not acting in concert with the Buyer, for an aggregate minimum of $20,000,000 and an aggregate maximum of $27,000,000. Such securities shall be sold on, and have, such terms and conditions as the Company shall determine in its sole discretion.

(vii)         The Buyer shall have executed and delivered to the Company a cross-receipt with respect to the receipt by the Buyer of a certificate representing the Common Shares issued to the Buyer at the Closing.

7.    CONDITIONS TO THE BUYER'S OBLIGATION TO PURCHASE.

The obligation of the Buyer hereunder to purchase the Common Shares at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Buyer's sole benefit and may be waived by the Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

(i)    The Company shall have duly executed and delivered to the Buyer (i) each of the Transaction Documents and (ii) the Common Shares (in such amounts as the Buyer shall request) being purchased by the Buyer at the Closing pursuant to this Agreement.

(ii)   The Buyer shall have received the opinions of each of Troutman Sanders LLP, Harney Westwood & Riegels and Hainan Haida Pingzheng Law Office, each the Company’s outside counsel, dated as of the Closing Date, in substantially the forms of Exhibits B-1, B-2 and B-3, respectively, attached hereto.

(iii)          The Company shall have delivered to the Buyer a certificate evidencing the existence of the Company in the British Virgin Islands as of a date within 10 days of the Closing Date.

(iv)          The Common Stock (I) shall be listed on the Principal Market and (II) shall not have been suspended, as of the Closing Date, by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened, as of the Closing Date, either (A) in writing by the SEC or the Principal Market or (B) by falling below the minimum listing maintenance requirements of the Principal Market.

(v)           The Company shall have delivered to the Buyer a certificate, executed by the Secretary of the Company and dated as of the Closing Date, as to (i) the resolutions consistent with Section 3(b) as adopted by the Company's Board of Directors in a form reasonably acceptable to the Buyer, (ii) the Memorandum and Articles of Association as in effect on the Closing Date, in the form attached hereto as Exhibit C.

(vi)          The representations and warranties of the Company contained in Section 3 shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date. The Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Buyer in the form attached hereto as Exhibit D.

(vii)         The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Common Shares.

(viii)        The Company shall have executed and delivered to the Buyer a cross-receipt with respect to the Company's receipt of the Buyer’s Purchase Price.

(ix)           The Company shall have delivered to the Buyer such other documents relating to the transactions contemplated by this Agreement as the Buyer or its counsel may reasonably request.

(x)    The Company shall have sold securities to third party purchasers, who are not acting in concert with the Buyer, for an aggregate minimum of $20,000,000 and an aggregate maximum of $27,000,000. Such securities shall be sold on, and have, such terms and conditions as the Company shall determine in its sole discretion.

8.    TERMINATION. In the event that the Closing shall not have occurred on or before five (5) Business Days from the date hereof due to the Company's or the Buyer's failure to satisfy the conditions set forth in Sections 6 and 7 above (and the nonbreaching party's failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party.

9.    MISCELLANEOUS.

(a)    Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

(b)    Dispute Resolution. Any dispute between the parties hereto shall be finally resolved by arbitration in accordance with the Rules of the International Chamber of Commerce, by three (3) arbitrators appointed in accordance with the said rules. The decision of the arbitrators shall be final, binding on the parties, and not subject to appeal. The language of the arbitration shall be English and the exclusive place of arbitration shall be New York. The parties hereby expressly waive any right of appeal to any court having jurisdiction on any question of fact or law. Without prejudice to the other provisions of this Agreement, no party shall be entitled to suspend its performance of this Agreement by reason only of the reference of any matter or dispute to an arbitral tribunal.

(c)    Jurisdiction: A judgment on the arbitrators' award may be entered in any court having jurisdiction over the parties. The parties hereby consent to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York, for such purposes, provided, however, that, if (but only if) such United States District Court does not have jurisdiction, the parties hereby consent to the non-exclusive jurisdiction of the courts of the State of New York in the Borough of Manhattan for such purposes (such United States District Court or, in the absence of jurisdiction, any such court of the State of New York, being herein referred to as a "Consented Court"). Each party irrevocably waives any objection which it may have at any time to the laying of venue of any suit, action or proceeding arising out of or relating to the enforcement of any judgment of the arbitrators brought in a Consented Court, irrevocably waives any claim that any such suit, action or proceeding brought in such Consented Court has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such claim, suit, action or proceeding brought in such Consented Court for the enforcement of any judgment of the arbitrators, that such Consented Court does not have jurisdiction over such party.

(d)    Judgment Currency. The Company agrees to indemnify the Buyer against any loss incurred by the Buyer as a result of any judgment or order being given or made for any amount due hereunder and such judgment or order being expressed and paid in a currency (the "Judgment Currency") other than United States dollars and as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which the Buyer is able to purchase United States dollars with the amount of the Judgment Currency actually received by the Buyer. The foregoing indemnity shall constitute a separate and independent obligation of the Company and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term "rate of exchange" shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

(e)    Waiver of Immunities. To the extent that the Company or any of its respective properties, assets or revenues may have or may hereafter become entitled to, or have attributed to them, any right of immunity, on the grounds of sovereignty, from any legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, or from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to their obligations, liabilities or any other matter under or arising out of or in connection with this Agreement or any additional agreement, the Company hereby irrevocably and unconditionally, to the extent permitted by applicable law, waives and agrees not to plead or claim any such immunity and consents to such relief and enforcement.

(f)    Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(g)    Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(h)    Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(i)    Entire Agreement; Amendments. This Agreement and the other Transaction Documents supersede all other prior oral or written agreements between the Buyer, the Company, their affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the other Transaction Documents and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Buyer. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. The Company has not, directly or indirectly, made any agreements with the Buyer relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents. Without limiting the foregoing, the Company confirms that, except as set forth in this Agreement, the Buyer has not made any commitment or promise nor does the Buyer have any other obligation to provide any financing to the Company or otherwise.

(j)    Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Jinpan International Limited
c/o Hainan Jinpan Special Electric Company
4-1 No. 100 Nanhai Avenue
Jinpan Development Area
Haikou, Hainan 570216 P.R.C.
Telephone: (86) 898-6681-1301
Facsimile: (86) 898-6681-3519
Attention:  Tammy Tan

with a copy to:

Jinpan International (USA) Limited
650 Sylvan Avenue
Englewood Cliffs, NJ 07632
Telephone: (201) 227-0680
Facsimile: (201) 227-0685
Attention: Mark Du

Troutman Sanders LLP
405 Lexington Avenue
New York, NY 10174
Telephone:  (212) 704-6000
Facsimile: (212) 704-6288
Attention:  Henry I. Rothman

If to the Transfer Agent:

American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038
Telephone: (212) 936-5100
Facsimile: (718) 921-8327
Attention: Marianela Patterson

If to the Buyer:

CD Investment Partners, Ltd.
111 South Wacker Drive, Suite 3950
Chicago, IL 60606
Telephone: _______________
Facsimile: (312) 559-1288
Attention: Investment Manager

with a copy to:

Greenberg Traurig LLC
77 W. Wacker Drive, Suite 2500
Chicago, IL 60601
Telephone: (312) 456-8400
Facsimile: (312) 456-8435
Attention:  Peter H. Lieberman
Todd A. Mazur

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(k)    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Common Shares. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the holders of at least a majority of the aggregate number of Registrable Securities issued and issuable hereunder, including by way of a Fundamental Transaction. The Buyer may assign some or all of its rights hereunder without the consent of the Company, in which event such assignee shall be deemed to be the Buyer hereunder with respect to such assigned rights. A merger or sale of the Company shall not be deemed to be an assignment for the purposes of this section. For purposed of this Section "Fundamental Transaction" means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey, or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), (v) reorganize, recapitalize or reclassify its Common Stock, or (vi) any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or will become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock.

(l)    No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(m)    Reliance by the Agent. The parties agree and acknowledge that Agent may rely on the representations, warranties, agreements and covenants of the Company contained in this Agreement and may rely on the representations and warranties of the Buyer set forth in this Agreement as if such representations, warranties, agreements and covenants, as applicable, were made directly to the Agent. The parties further agree that the Agent may relay on or, if the Agent so requests, be specifically named as an addressee of, the legal opinions to be delivered pursuant to this Agreement. In addition, no representation, warranty or covenant, express or implied, is or will be made by the Agent with respect to the Company or the transactions contemplated by this Agreement; and no responsibility of any kind exists with the Agent with respect to the completeness or accuracy of, or any other matter concerning, any other information made or provided by the Company or its representatives to the Buyer (as to diligence matters or otherwise) or with respect to any statements made regarding any such information by the Company, its representatives or the Agent to the Buyer.

(n)    Survival. Unless this Agreement is terminated under Section 8, the representations and warranties of the Company and the Buyer in Sections 2 and 3 shall survive the Closing until the eighteen-month anniversary of the Closing Date (except for the representations and warranties of the Company made pursuant to Section 3(c), which shall survive indefinitely), and the agreements and covenants set forth in Sections 4, 5 and 9 shall survive the Closing until the expiration of the applicable statute of limitations. The Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

(o)    Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(p)    Indemnification. In consideration of the Buyer's execution and delivery of the Transaction Documents and acquiring the Common Shares thereunder and in addition to all of the Company's other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Buyer and each other holder of the Common Shares and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons' agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Common Shares, or (iii) the status of the Buyer or holder of the Common Shares as an investor in the Company. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 9(p) shall be the same as those set forth in Section 6 of the Registration Rights Agreement.

(q)    No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(r)    Remedies. The Buyer and each holder of the Common Shares shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, the Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under the Transaction Documents, any remedy at law may prove to be inadequate relief to the Buyer. The Company therefore agrees that the Buyer shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

(s)    Payment Set Aside. To the extent that the Company makes a payment or payments to the Buyer hereunder or pursuant to any of the other Transaction Documents or the Buyer enforce or exercise its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

(t)    Independent Nature of Buyer's Obligations and Rights. The obligations of the Buyer under the Transaction Documents are several and not joint with the obligations of any other third party purchase or the Company’s securities under any other agreement between such third party purchaser and the Company. Buyer shall not be responsible in any way for the performance of the obligations of any other third party purchaser of the Company’s securities under any such other agreement. The decision of the Buyer to purchase Common Shares pursuant to this Agreement has been made by the Buyer independently of any other third party purchaser of the Company’s securities. Nothing contained herein or in any Transaction Document, and no action taken by the Buyer pursuant thereto, shall be deemed to constitute the Buyer and any third party purchaser of the Company’s securities as a partnership, an association, a joint venture or any other kind of entity or group, or create a presumption that the Buyer and any third party purchaser of the Company’s securities are in any way acting in concert or as a group with respect to any matters. The Buyer acknowledges that no other third party purchaser of the Company’s securities has acted as agent for the Buyer in connection with making its investment hereunder and that no third party purchaser of the Company’s securities will be acting as agent of the Buyer in connection with monitoring its investment in the Common Shares or enforcing its rights under the Transaction Documents. The Buyer confirms that it has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Buyer shall be entitled to independently protect and enforce its rights (including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents), and it shall not be necessary for any third party purchaser of the Company’s securities to be joined as an additional party in any proceeding for such purpose. To the extent that any such third party purchasers purchase the same or similar securities as the Buyer hereunder or on the same or similar terms and conditions or pursuant to the same or similar documents, all such matters are solely in the control of the Company, not the action or decision of the Buyer, and would be solely for the convenience of the Company and not because it was required or requested to do so by the Buyer or any such third party purchaser. For clarification purposes only and without implication that the contrary would otherwise be true, the transactions contemplated by the Transaction Documents include only the transaction between the Company and the Buyer and do not include any other transaction between the Company and any other third party purchaser of the Company’s securities.

(u)    Delivery of Securities. Notwithstanding anything contained in this Agreement or any other Transaction Document to the contrary, unless otherwise directed in writing by the Buyer, all of the Buyer's securities purchased pursuant to this Agreement (and all securities which are issuable to the Buyer pursuant to the terms of this Agreement or any other agreement or instrument entered into, or delivered, in connection with execution of this Agreement or the consummation of the transaction contemplated hereby) shall be registered in the name of the Buyer, and the Company shall, and shall cause its agents and representatives to, deliver all certificates representing such securities to Goldman, Sachs & Co., One New York Plaza, New York, New York 10004, Attention: Alexander Tudor, and copies of all certificates representing such securities shall be sent to the Buyer in accordance with Section 9(j) of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Securities Purchase Agreement as of the date first written above.

JINPAN INTERNATIONAL LIMITED

By:	/s/
Name: Title:

IN WITNESS WHEREOF, the parties have executed this Securities Purchase Agreement as of the date first written above. The Buyer, intending to be legally bound, hereby executes and delivers to the Company this signature page to the Securities Purchase Agreement and authorizes the Company to attach it to the counterpart of the Agreement executed or to be executed by the Company, which when so attached shall be considered effective and one and the same agreement.

PURCHASER
[	]
(Insert full legal name that the Purchaser desires to appear on the stock certificate and warrant as the registered holder)

By:
Name:
Title:

Address for Notice:	With a copy to:

Facsimile No:	Facsimile No:
Attention:	Attention:

Jurisdiction of Organization:

Taxpayer Identification Number:

Purchase Price:	$

Number of Shares:

Schedule 3(a)

Subsidiaries

Name of Entity	Date of Establishment	Jurisdiction of Incorporation	Percentage of Ownership
Hainan Jinpan Electric Company, Ltd.	June 3, 1997	People’s Republic of China	85%
Jinpan International (USA) Limited	February 18, 1998	State of New York	100%
Wuhan Jinpan Electric Company Limited	September 28, 2006	People’s Republic of China	100% owned by Hainan Jinpan Electric Company, Ltd.

Schedule 3(k)

Dividends Declared or Paid Since January 1, 2006

On January 17, 2006, the Company declared a cash dividend of $0.24 per share. On February 28, 2006, the Company paid half of the dividend, $0.12 per share, to all holders of record as of February 10, 2006. The remainder of the dividend was paid on August 24, 2006, to all holders of record as of August 10, 2006.

Schedule 3(1)

Conduct of Business; Regulatory Permits

On September 27, 2005, the Company received a letter from the American Stock Exchange (the "Amex") regarding the noncompliance by the company with Section 8.04(a) of the Amex Company Guide which requires that Board of Directors nominations must be either selected, or recommended for the Board’s selection, by a Nominating Committee comprised solely of independent directors or by a majority of independent directors, and Section 804(c) of the Company Guide which requires that each listed company must adopt a form charter or board resolution, as applicable, addressing the nominations process and such related matters as may be required under the federal securities laws.

On October 31, 2005, the Company received a letter from the Amex concluding that the Company had resolved the continued listing deficiency referenced in the September 27, 2005 letter.

Schedule 3(o)

Transactions With Affiliates

The Company will enter into a Joint Venture Purchase Agreement with Haikou Jinpan Special Transformer Works, a People’s Republic of China corporation registered in Haikou, Hainan Province (the "Minority Shareholder"), pursuant to which the Company will purchase the Minority Shareholders’ interest in Hainan Jinpan Electric Company Limited. The Company will use a portion of the proceeds from the sale of the Common Shares to purchase the interest from the Minority Shareholder. Certain directors and officers of the Company own interests in the Minority Shareholder, who in turn owns 15% of Hainan Jinpan Electric Company, Ltd., a subsidiary of the Company (the "Subsidiary"). Mr. Li Zhiyuan, Chairman, President and Chief Executive Officer of the Company, and Mr. Ling Xiangsheng, Vice Chairman and Vice President of the Company, own 3% and 2%, respectively, of the Minority Shareholder.

Schedule 3(q)

Indebtedness and Other Contracts

Name of Creditor	Type of Indebtedness	Credit Amount	Principal Outstanding as of December 4, 2006	Maturity Date	Security Status
Nan Yan Commercial Bank	Irrevocable Letter of Credit	US$6.0 Million	US$1.52 Million	August 18, 2007	Guaranteed by the Company
Bank of China	Irrevocable Letter of Credit	RMB 35 Million	RMB 0.83 Million	February 1, 2007	Unsecured
Bank of China	Working Capital	RMB 30 Million	RMB 20 Million	May 11, 2007	Unsecured
China Industrial Bank	Working Capital and Letter of Credit	RMB 110 Million	RMB 10 Million	October 18, 2007	Unsecured

EXHIBITS

Exhibit A	-	Form of Registration Rights Agreement
Exhibit B-1	-	Form of Company Counsel Opinion
Exhibit B-2	-	Form of Company Counsel Opinion
Exhibit B-3	-	Form of Company Counsel Opinion
Exhibit C	-	Form of Secretary's Certificate
Exhibit D	-	Form of Officer's Certificate

EXHIBIT A

Form of Registration Rights Agreement

EXHIBIT B-1

Form of Company Counsel Opinion

EXHIBIT B-2

Form of Company Counsel Opinion

EXHIBIT B-3

Form of Company Counsel Opinion

EXHIBIT C

Form of Secretary's Certificate

JINPAN INTERNATIONAL LIMITED

SECRETARY’S CERTIFICATE

The undersigned hereby certifies that she is the duly elected, qualified and acting Secretary of JINPAN INTERNATIONAL LIMITED, a British Virgin Islands corporation (the "Company"), and that as such she is authorized to execute and deliver this certificate in the name and on behalf of the Company and in connection with the Securities Purchase Agreement, dated as of December 19, 2006, by and between the Company and CD Investment Partners, LTD. (the "Securities Purchase Agreement"), and further certifies in her official capacity, in the name and on behalf of the Company, the items set forth below. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Securities Purchase Agreement.

(i)    Attached hereto as Exhibit A is a true, correct and complete copy of the resolutions duly adopted by the Board of Directors of the Company at a meeting of the Board of Directors held on December 19, 2006. Such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect.

(ii)   Attached hereto as Exhibit B is a true, correct and complete copy of the Memorandum of Association of the Company, together with any and all amendments thereto, and no action has been taken to further amend, modify or repeal such Memorandum of Association, the same being in full force and effect in the attached form as of the date hereof.

(iii)         Attached hereto as Exhibit C is a true, correct and complete copy of the Articles of Association of the Company and any and all amendments thereto, and no action has been taken to further amend, modify or repeal such Articles of Association, the same being in full force and effect in the attached form as of the date hereof.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of this 20th day of December 2006.

Yuqing Jing Secretary

EXHIBIT D

Form of Officer's Certificate

The undersigned, Chief Executive Officer of JINPAN INTERNATIONAL LIMITED, a British Virgin Islands corporation (the "Company"), pursuant to the Securities Purchase Agreement, dated as of December 19, 2006, by and between the Company and CD Investment Partners, LTD. (the "Buyer"), (the "Securities Purchase Agreement"), hereby represents and warrants to the Buyer as follows (capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Securities Purchase Agreement):

1. The representations and warranties made by the Company as set forth in Section 3 of the Securities Purchase Agreement are true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date of the Securities Purchase Agreement and the hereof as though made at that time (except for representations and warranties that speak as of a specific date, which are true and correct as of such date).

2. The Company has performed, satisfied or complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this certificate this 20th day of December 2006.

Zhiyuan Li Chief Executive Officer